Exhibit 16.1

October 28, 2008

United States Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C. 20549

Dear Sir or madam:

Re: Majestic Oil & Gas, Inc.

This letter is to confirm that Gordon Hughes & Banks, LLP, the former independent registered public accounting firm of Majestic Oil & Gas, Inc. ("Majestic"), has read the disclosures included under Item 4.01 of Majestic's Form 8-K report dated October 28, 2008. We agree with the statements relating to our firm with respect to the change in Majestic's independent registered public accounting firm.

Yours truly,

Gordon Hughes & Banks, LLP

By: Peggy E. Jennings

Peggy E. Jennings, CPA
Director of Audit Services
Gordon Hughes & Banks, LLP
5299 DTC Boulevard, Suite 1000
Greenwood Village, CO 80111
Phone: (303) 770-5700
Fax: (303) 770-7581